EX 10.2
EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”) is made effective as of January 2, 2019 (“Effective Date”) and entered into as of the date of last signature below (“Execution Date”) by and between AXON ENTERPRISE, INC., a Delaware corporation, (“Company”) and Jawad A. Ahsan, an individual (“Executive”), also referred to herein each individually as “Party” or collectively as “Parties.”
RECITALS
WHEREAS, prior to the Effective Date, Company employed Executive pursuant to the terms and conditions of Executive Employment Agreement dated March 20, 2017 by and between Company and Executive (“Previous Agreement”);
WHEREAS, on February 12, 2019, Company’s shareholders approved a new employee compensation plan entitled, “eXponential Stock Performance Plan” or “XSPP”, which plan the Previous Agreement did not contemplate;
WHEREAS, Company wishes to continue to employ Executive as its Chief Financial Officer on the terms and conditions set forth herein, which contemplate the XSPP;
WHEREAS, Executive desires to be assured of certain minimum compensation from Company for Executive’s services during the term of this Agreement and to be protected, and compensated, in the event of any Change in Control (as defined in Section 10(a) below) affecting Company; and
WHEREAS, Company desires to provide for the reasonable protection of Company’s confidential business and technical information which has been developed by Company in recent years and will be developed in the future at substantial expense.
NOW, THEREFORE, in consideration of the mutual promises contained herein, including, without limitation, Executive’s participation in the XSPP, Company and Executive each intend to be legally bound, covenant and agree as follows:
AGREEMENT
1.EMPLOYMENT. Upon the terms and conditions set forth in this Agreement, Executive shall continue employment as Company’s Chief Financial Officer. Except as expressly provided herein, the termination of this Agreement by either Party shall also terminate Executive’s employment with Company.

2.DUTIES. Executive shall be responsible for directing and managing Company’s financial strategy, accounting, finance, treasury, internal controls and financial reporting requirements and shall have such duties, authorities and responsibilities commensurate with the duties, authorities and responsibilities of persons in similar capacities in similarly sized companies, and such other duties and responsibilities as Company’s Chief Executive Officer, President, Chairman or Board of Directors of Company shall assign to Executive from time to time. Executive shall serve Company faithfully, loyally, honestly and to the best of Executive’s ability and shall devote Executive’s full-time and best efforts to Company.

3.OUTSIDE ACTIVITIES. Nothing in this Agreement shall preclude Executive, with Company’s prior written approval, from engaging in civil, charitable or religious activities, or from serving as a consultant to or on any board of directors, managers or other board of advisors or companies or organizations which will not present any direct conflict of interest with Company, compete with Company, or adversely affect the performance of Executive’s duties hereunder. Executive shall obtain Company’s prior written approval for such activities and services, which may be withheld in Company’s sole discretion.

4.TERM. Subject to the provisions of Sections 6 and 10, Executive’s employment shall commence on the Effective Date and continue for a period of one year (the “Initial Term”). This Agreement will automatically renew and continue for successive one-year terms following the Initial Term (each a “Renewal Term”). The Initial Term and any Renewal Terms are collectively referred to herein as the “Term.” In any event, unless otherwise agreed to by the parties, this Agreement shall automatically terminate, without notice, when Executive reaches seventy (70) years of age.

5.COMPENSATION.

(a)Base Salary. Company shall pay Executive a base salary (“Base Salary”), in substantially equal periodic installments and in accordance with Company’s standard payroll practices and applicable law, at the rate set by the Compensation Committee of Company's Board of Directors ("Committee"). Executive’s Base Salary will be reviewed periodically by and may be adjusted based on Executive’s performance and any compensation review conducted by the Committee. Such review will be based upon both individual and Company performance.

(b)Bonus. During the Term, to the extent Executive is eligible to participate in any annual cash bonus program adopted by the Committee (“Company Bonus Plan”), the Committee, in its sole discretion and depending on Executive and Company’s attainment of the performance objectives established by the Committee (i.e., the actual amount payable to Executive may be more or less than the target amount), will determine whether Executive receives the entire annual target bonus. Any annual bonus paid to Executive pursuant to this Agreement shall be paid not later than March 15 of the calendar year following the calendar year in which such bonus was earned. Except as provided in Section 7(a)(ii)(1)(c) below, Executive must be employed on the date the bonus is paid to receive Executive's annual bonus.

(c)Equity Awards. During the Term, Executive shall be eligible to receive grants of stock options, restricted stock units, and other forms of equity compensation awards (time and/or performance based, collectively referred to as the “Equity Awards”). Such Equity Awards, if any, shall be made in the sole discretion of the Committee and will be subject to the terms and conditions established by the Committee, Company’s then existing equity incentive plan document (“Plan”), and the award agreement that Executive must execute as a condition to receive the awards. Except as otherwise stated in Sections 7(a)(ii) and 10 below, if any terms or conditions contained in this Agreement conflict with any terms and conditions contained in the Plan or an Equity Award agreement, the following order of precedence shall apply to the relevant documents for purposes of determining which document controls the applicable term or condition: (1) the Plan; (2) Equity Award agreements, except for the eXponential Stock Unit Award Agreement between Company and Executive (“XSU Award Agreement”); (3) this Agreement; and (4) the XSU Award Agreement.

(d)Fringe Benefits. During the Term, Executive shall be eligible to participate in any benefit plans, including, but not limited to, retirement plans, 401(k) savings plans, disability plans, life insurance plans and health, vision, and dental plans available to other executive employees of Company. The terms and conditions of Executive’s participation in such plans shall be set forth in the relevant benefit plan documents. Executive shall also be entitled to take paid time off (“PTO”) in accordance with Company’s then existing PTO policy.

(e)Business Expenses. Company shall, in accordance with, and to the extent of, its policies in effect from time to time, bear all customary reasonable and necessary business expenses (including the advancement of certain expenses) incurred by Executive in performing his duties as an executive of Company, provided that Executive accounts promptly such expenses to Company in the manner prescribed from time to time by Company. Any expenses that are to be reimbursed pursuant to this Agreement that are subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), shall: (i) be paid no later than the last day of Executive’s tax year following the tax year in which the expense was incurred; (ii) not affect or be affected by any other expenses that are eligible for reimbursement in any other tax year of Executive; and (iii) not be subject to liquidation or exchange for any other benefit.

(f)Section 409A of the Internal Revenue Code. This Agreement is intended to comply with Section 409A of the Code to the extent subject thereto and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered in compliance with Section 409A of the Code. Any payments described in this Agreement that are due within the “short-term deferral period” or intended to fit within the “separation pay exception” as defined in Section 409A of the Code shall not be treated as deferred compensation for purposes of Section 409A unless otherwise required by the Code. Notwithstanding anything in this Agreement to the contrary, if Company concludes that any of the payments described in Section 7 or Section 10 are subject to Section 409A of the Code, such payments will not be made prior to Executive’s “separation from service” as defined in Treasury Regulation Section 1.409A-1(h)(applying the default rules of Treasury Regulation Section 1.409A-1(h). In addition, if the payments described in Section 7 or Section 10 are subject to Section 409A of the Code, and if Executive is a “specified employee” as defined in Treasury Regulation Section 1.409A-1(i)(1) on the date of Executive termination of employment, then, to the extent required by Section 409A of the Code, the payments described in Section 7 or Section 10 shall be delayed and paid on the earlier of (i) first day of the seventh month following Executive’s separation from service or (ii) Executive’s death. Executive acknowledges that Company makes no representations or warranties regarding the tax treatment or tax consequences of any compensation, benefits or other payments under this Agreement, including by operation of Section 409A of the Code to the payments described in this Agreement. Neither the time nor schedule of any payment under this Agreement may be accelerated or subject to further deferral except as permitted by Section 409A of the Code and Executive does not have any right to make any election regarding the time or form of any payment due under this Agreement. For purposes of Section 409A of the Code, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments under Treasury Regulation Section 1.409A-2(b)(2)(iii).

(g)Reserved.

6.TERMINATION. Subject to the respective continuing obligations of the parties pursuant to Sections 8 through 17, this Agreement may be terminated prior to the expiration of its then remaining applicable Term as follows:

(a)By Company. Company may terminate this Agreement and Executive’s employment under the following circumstances, and in any such case, the compensation due and owing by Company to Executive following any such early termination of this Agreement shall be paid as set forth in Section 7:

(i)For Cause. Company may terminate this Agreement immediately for “Cause.” For purposes of this Agreement, “Cause” shall be defined as: (1) Executive’s commission of fraud, misrepresentation, theft or embezzlement of Company assets; (2) Executive’s violations of law or of Company policies material to the performance of Executive’s duties; (3) Executive’s repeated insubordination or failure to comply with any valid and legal directive of Executive’s supervisor; (4) Executive’s engagement in dishonesty, illegal conduct, or misconduct, which is, in each case, injurious to Company or its affiliates; (5) Executive’s conviction of, or plea of guilty or nolo contendere to a crime that constitutes either a felony or a misdemeanor involving embezzlement, misappropriation, moral turpitude or fraud, if such crime materially impairs Executive’s ability to perform services for Company or results in harm to Company or its affiliates; (6) Executive’s material breach of the provisions of this Agreement, including specifically, without limitation, the restrictive covenant obligations described in this Agreement; or, (7) the repeated failure to perform Executive’s duties as required by Section 2 after written notice of such failure from Company (other than any such failure resulting from incapacity due to physical or mental illness); provided, however, in the event of any proposed termination for Cause related to Executive’s poor performance, Executive’s termination shall be effective upon the expiration of a thirty (30) day cure period following written notice by Company and a lack of adequate corrective action having been undertaken by Executive to the reasonable satisfaction of Company, in its sole discretion, during such thirty (30) day cure period.

(ii)Without Cause. Company may terminate this Agreement without Cause by giving eleven (11) months' written notice to Executive.

(iii)Death. If Executive should die during the Term of this Agreement, this Agreement shall immediately terminate effective on the date of Executive’s death.

(iv)Disability. If Executive’s becomes “Disabled” during the Term of this Agreement, this Agreement shall immediately terminate on the effective date of Executive’s Disability. For purposes of this Agreement, “Disability” and “Disabled” mean that Executive is physically or mentally disabled from performing the essential functions of Executive’s position, by reason of either: (1) Executive is unable to perform Executive’s duties under this Agreement by reason of any medically determinable physical or mental impairment that is expected to result in death or is expected to last for a continuous period of not less than twelve (12) months; or (2) Executive is, by reason of any medically determinable physical or mental impairment that is expected to result in death or is expected to last for a continuous period for not less than twelve (12) months, receiving income replacement benefits for a period of not less than twelve (12) months under a long-term disability insurance plan covering Executive. Notwithstanding anything expressed or implied above to the contrary, Company will fully comply with its obligations under the Americans with Disabilities Act, and with any other applicable federal, state or local law, regulation or ordinance, governing the employment of individuals with disabilities.

(b)By Executive. Executive may terminate this Agreement for any reason or no reason whatsoever by giving sixty (60) days’ written notice to Company (which notice period may be waived, in writing, by Company), and in such case, the compensation due and owed by Company to Executive following any such early termination of this agreement shall be paid as set forth in Section 7.

7.COMPENSATION PAYABLE FOLLOWING EARLY TERMINATION.

(a)In the event of any termination by Company pursuant to Section 6(a), Executive shall be entitled to the following:

(i)For Cause. If Company terminates Executive for Cause, Executive’s Base Salary shall immediately cease as of the termination date and Executive shall be entitled to: Executive’s earned and unpaid Base Salary through the termination date, reimbursement for any accrued (but unpaid) expenses through the termination date, and the vested employee benefits, if any, to which Executive is entitled pursuant to the terms and conditions of Company’s benefit plans (the “Accrued Obligations”).

(ii)Without Cause.

(1)If Company terminates Executive’s employment without Cause, and if Executive signs (and does not revoke) the release described in Section 13, Executive shall be entitled to receive the following:

(a)the Accrued Obligations;

(b)a cash severance payment equal to one (1) month of Executive’s then Base Salary (“Severance Benefit”), payable in substantially equal periodic installments, in accordance with Company’s standard payroll practices and applicable law, with the first installment due during the first payroll period following the effective date of Executive’s termination;

(c)Executive’s annual target bonus, if any, Executive would have received pursuant to the then-existing Company Bonus Plan for the calendar year in which Executive’s effective date of termination of employment occurs, with such amount paid during the first payroll period following the date of termination, provided, however, that if Executive’s notice of termination of employment and effective date of such termination occur in different calendar years, Executive shall also receive Executive’s annual actual bonus for the calendar year in which Executive received notice of termination of employment, with such amount paid in the same manner each participant in the Company Bonus Plan receives his or her bonus;

(d)to the extent permitted by the applicable equity incentive plan document, any previously awarded but unvested Equity Awards subject solely to time based vesting (collectively, “Time-Based Equity Awards”) that would have vested during the one-month period following the effective date of termination if Executive had remained employed during such period shall vest within ten (10) business days following the effective date of termination;

(e)all XSUs (as defined in XSU Award Agreement) held by Executive, if any, applicable to the Tranches (as defined in the XSU Award Agreement) unattained by Company as of the date of notice of termination will vest within ten (10) business days following the expiration of the revocation period applicable to the release described in Section 13 if Company has attained the Market Capitalization Goal (as defined in the XSU Award Agreement) applicable to each respective Tranche as of the date of notice of termination (for purposes of clarity, Company will disregard Operational Goals (as defined in the XSU Award Agreement) in determining whether a Tranche vests pursuant to this subsection) (collectively, “Current XSU Tranche Benefit”);
(f)in addition to any XSUs that vest pursuant to Section 7(a)(ii)(1)(e) above, all XSUs held by Executive, if any, applicable to the lowest-numbered Tranche unattained by Company as of the date of notice that did not vest pursuant to Section 7(a)(ii)(1)(e) above will partially vest, on a prorated basis, within ten (10) business days following the expiration of the revocation period applicable to the release described in Section 13, determined by dividing the (i) excess, if any, of the Six-Month Market Capitalization (as defined in the XSU Award Agreement) over the Market Capitalization Goal of the last attained tranche by (ii) the difference between the Market Capitalization Goal of the lowest-numbered unattained Tranche that did not vest pursuant to Section 7(a)(ii)(1)(e) above and the Market Capitalization Goal of the last attained Tranche, including the Tranche that did vest pursuant to Section 7(a)(ii)(1)(e) above, and (iii) multiplying that percentage by the number of XSUs associated with the unattained Tranche that did not vest pursuant to Section 7(a)(ii)(1)(e) above (for purposes of clarity, Company will disregard Operational Goals in determining whether a Tranche vests pursuant to this subsection) (collectively, “Next XSU Tranche Benefit”); and
(g)Reserved.
(2) For the avoidance of doubt, if the offer of the release expires or if the release described in Section 13 is timely executed but revoked, the termination or forfeiture of unvested Time-Based Equity Awards shall occur effective upon such expiration or revocation.
(3)For purposes of clarity and notwithstanding the XSU Award Agreement, the Holding Period Requirements (as defined in the XSU Award Agreement) shall not apply with respect to XSUs that vest pursuant to Section 7(a)(ii) above. Furthermore, and notwithstanding the XSU Award Agreement, in the event no Tranches vest pursuant to Section 7(a)(ii)(1)(e) above, Company shall not be required to issue Executive a number of shares of Stock (as defined in the XSU Award Agreement) pursuant to the XSU Award Agreement (namely, its Section 3(c)) and, instead, Executive will receive the Next XSU Tranche Benefit, if any.
(iii)Death. In the event of Executive’s death, and if Executive’s spouse (or representative of Executive’s estate) signs (and does not revoke) the release described in Section 13, Executive’s spouse (or estate) shall be entitled to the following;
(1)Accrued Obligations and the Severance Benefit (except the amount of the cash severance payment shall be increased from one (1) month to eighteen (18) months), with the first installment due for the first payroll period following the expiration of the release revocation period described in Section 13, below;
(2)a pro rata portion of the annual target bonus Executive would have received pursuant to the then existing Company Bonus Plan had Executive continued employment through the end of the calendar year in which Executive’s death occurs, with such amount paid to Executive’s spouse (or estate) at the same time and in the same manner each participant in the Company Bonus Plan receives his or her bonus; and,
(3)to the extent permitted by the applicable Equity Award agreement, any previously awarded (but unvested) Equity Awards shall vest within ten (10) business days following the expiration of the revocation period applicable to the release described in Section 13, and in the event performance-based Equity Awards vest pursuant to this Subsection 7(a)(iii)(3), such vesting occurs according to the target for such Equity Awards as opposed to actual attainment.

(iv)Disability. In the event of Executive’s Disability, and if Executive (or lawfully authorized representative of Executive) signs (and does not revoke) the release described in Section 13, Executive shall be entitled to the following:
(1)Accrued Obligations and the Severance Benefit (except the amount of the cash severance payment shall be increased from one (1) to eighteen (18) months), with the first installment due for the first payroll period following the expiration of the release revocation period described in Section 13, below;
(2)a pro rata portion of the annual target bonus Executive would have received pursuant to the then existing Company Bonus Plan had Executive continued employment through the end of the calendar year in which Executive’s termination of employment occurs, with such amount paid to Executive at the same time and in the same manner each participant in the Company Bonus Plan receives his or her bonus; and,
(3)to the extent permitted by the applicable Equity Award agreement, any previously awarded (but unvested) Equity Awards shall vest within ten (10) business days following the expiration of the revocation period applicable to the release described in Section 13, and in the event performance-based Equity Awards vest pursuant to this Subsection 7(a)(iv)(3), such vesting occurs according to the target for such Equity Awards as opposed to actual attainment.
(v) Any payments made pursuant to this subsection shall first be provided and paid pursuant to Company’s existing disability policy, as then in effect, and then will be further supplemented by Company as provided for in this subsection.
(b)Resignation. In the event of any termination by Executive pursuant to Section 6(b), Executive shall be entitled to the Accrued Obligations.
8.CONFIDENTIAL INFORMATION.
(a)Executive agrees to maintain the confidentiality of and not use, directly or indirectly, confidential and proprietary information of Company. Confidential information includes but not limited to: (i) matters of a technical nature such as materials, models, devices, products, trade secret processes, techniques, data, formulas, inventions (whether or not patentable), specifications and characteristics of products and services planned or being developed; (ii) research subjects, methods and results; (iii) matters of a business nature such as information about costs, margins, pricing policies, markets, sales, suppliers, customers, product plans and marketing plans or strategies; (iv) recorded communication; or (v) other information of a similar nature that is not generally disclosed to the public (“Confidential Information”). Executive represents that Executive will return all Company Confidential Information in Executive’s possession to Company upon termination of Executive’s employment with Company.
(b)Executive agrees that, following Executive’s termination of employment for any reason, Executive will not directly or indirectly, alone or as a partner, officer, director, or shareholder of any other firm or entity, use the Confidential Information to solicit or attempt to influence any client, customer or other person to direct its purchase of products or services away from Company.
(c)The parties agree to maintain absolute confidentiality and secrecy concerning the terms of this Agreement and will not reveal, or disseminate by publication in any manner whatsoever this document or any matters pertaining to it to any other person except (i) Executive may disclose this Agreement to potential employers, in order to comply with his obligations contained herein; and (ii) as required by legal process or SEC rules (including, without limitation, any SEC rules designed to protect “whistle blowers”); and (iii) this Agreement does not limit Executive’s ability to communicate with any government agencies regarding matters within their jurisdiction or otherwise participate in any investigation or proceeding that may be conducted by any government agency, including providing documents or other information, without notice, to the government agencies. This confidentiality provision does not apply to communications necessary between Company management, its attorneys and auditors or members of its Board of Directors, Executive’s immediate family members, attorneys, or legal and financial planners or tax preparers who are also bound by this confidentiality provision. Nothing in this Agreement shall prevent Executive from the disclosure of confidential Information or trade secrets that: (i) is made: (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In the event that Executive files a lawsuit alleging retaliation by Company for reporting a suspected violation of law, Executive may disclose Confidential Information or trade secrets related to the suspected violation of law or alleged retaliation to Executive’s attorney and use the Confidential Information or trade secrets in the court proceeding if Executive or Executive’s attorney: (i) files any document containing Confidential Information or trade secrets under seal; and (ii) does not disclose the Confidential Information or trade secrets, except pursuant to court order. Company provides this notice in compliance with the Defend Trade Secrets Act of 2016.
(d)All information which Executive has a reasonable basis to consider Confidential Information or which is treated by Company as being Confidential Information shall be presumed to be Confidential Information, whether originated by Executive, or by others, and without regard to the manner in which Executive obtains access to such information.
(e)Executive agrees that Company shall have the right to notify any future or prospective employers, or individuals or entities with whom Executive may be entering into a contractual relationship, of the provisions of this Section 8 for purposes of ensuring that Company’s interests are protected.
9.INVENTIONS.
(a)For purposes of this Section 9, the term “Inventions” means discoveries, improvements and ideas (whether or not in writing or reduced to practice) and works of authorship, whether or not patentable or copyrightable: (i) which relate directly to the business of Company, or to Company’s actual or demonstrably anticipated research or development; (ii) which result from any work performed by Executive for Company; (iii) for which equipment, supplies, facilities or trade secret information of Company is utilized; or (iv) which were conceived or developed during the time Executive was obligated to perform the duties described in Section 2.
(b)Executive agrees that all Inventions made, authored or conceived by Executive, either solely or jointly with others, during Executive’s employment with Company (except as otherwise provided above), shall be the sole and exclusive property of Company. Upon termination of this Agreement, Executive shall turn over to a designated representative of Company all property in Executive’s possession and custody belonging to Company. Executive shall not retain any copies or reproductions of correspondence, memoranda, reports, notebooks, drawings, photographs or other documents relating in any way to the affairs of Company which came into Executive’s possession at any time during the Term of this Agreement.
(c)Executive is hereby notified that this Agreement does not apply to any invention for which no equipment, supplies, facility, or trade secret information of Company was used and which was developed initially on Executive’s own time and: (i) which does not relate: (1) directly to the business of Company; or (2) to Company’s actual or demonstrably anticipated research, development or products; or (ii) which does not result from any work performed by Executive for Company.
10.CHANGE IN CONTROL.
(a)General. It is expressly recognized that Executive’s position with Company and agreement to be bound by the terms of this Agreement represent a commitment in terms of Executive’s personal and professional career which cannot be reduced to monetary terms, and thus, necessarily constitutes a forbearance of options now and in the future open to Executive in Company’s areas of endeavor. This Section 10 is intended to allay any concerns Executive may have in connection with a potential Change in Control. For purposes of this Agreement, “Change in Control” shall have the meaning ascribed to it in Company’s 2019 Stock Incentive Plan (or any successor equity incentive plan adopted by Company in the future).
(b)Termination by Executive for Good Reason Following a Change in Control. If, during the Term of this Agreement, a Change in Control occurs, and if Executive terminates Executive’s employment for Good Reason during the thirty-six (36) month period following such Change in Control, and if Executive signs (and does not revoke) the release described in Section 13, Executive shall be entitled to receive:
(i)The Accrued Obligations and the Severance Benefit (except the amount of the cash severance payment shall be increased from one (1) month to thirty-six (36) months), payable in substantially equal periodic installments, in accordance with Company’s standard payroll practices, with the first installment due during the first payroll period following the expiration of the release revocation period described in Section 13, below.
(ii)A pro rata portion of the annual target bonus Executive would have received pursuant to the then existing Company Bonus Plan (or any successor plan) had Executive continued employment through the end of the calendar year in which Executive’s termination of employment occurs, with such amount paid to Executive at the same time and in the same manner each participant in the Company Bonus Plan receives his or her bonus.
(iii)To the extent permitted by the then existing equity incentive plan document, any previously awarded (but unvested) Equity Awards (both time and performance-based), and other forms of equity that may have been previously awarded to Executive shall vest within ten (10) business days following the expiration of the revocation period applicable to the release described in Section 13 and, to the extent permitted by Section 409A of the Code, shall become immediately payable and/or exercisable within ten (10) days following the expiration of the release revocation period; provided, however that the foregoing shall not apply to XSUs, which shall be treated as set forth in the applicable Equity Award agreement. Any termination or forfeiture of unvested Equity Awards that could vest pursuant to the prior sentence and otherwise would have occurred on or prior to the effective date of the release will be delayed until such date. For the avoidance of doubt, if the offer of the release expires or if the release is timely executed but revoked, the termination or forfeiture of unvested Equity Awards shall occur effective upon such expiration or revocation. Notwithstanding the foregoing, any performance-based Equity Awards that vest pursuant to this Subsection 10(b)(iii) shall vest according to the target for such Equity Awards as opposed to actual attainment.
(iv)An additional lump sum cash payment equal to twelve (12) times the monthly amount that is charged to COBRA qualified beneficiaries for the same medical and dental coverage options elected by Executive (and Executive’s dependents) immediately prior to the termination date, with such amount payable during the first payroll period following the expiration of the release revocation period described in Section 13.
(v)For purposes of this Section 10(b), “Good Reason” means: (1) a material reduction of Executive’s duties, authority or responsibilities, in effect immediately prior to such reduction; (2) a material reduction of Executive’s then-existing Base Salary; or (3) Company’s material breach of this Agreement. Notwithstanding the foregoing, no termination by Executive shall constitute a termination for Good Reason unless: (x) Executive gives Company notice of the existence of the condition constituting Good Reason within thirty (30) days following the initial occurrence thereof; (y) Company does not remedy or cure the Good Reason condition within thirty (30) days of receiving such notice described in (x); and (z) Executive terminates employment within thirty (30) days following the end of the cure period described in (y).
(c)Termination by Company Prior to a Change in Control. If, during the Term of this Agreement, Executive’s employment is terminated without Cause during the six (6) month period preceding a Change in Control at the request of a third party purchaser in contemplation of such Change in Control, and such Change in Control is consummated by such third-party purchaser, upon the closing of such Change in Control, if Executive signs (and does not revoke) the release described in Section 13, Executive shall be entitled to receive:
(i)The Accrued Obligations and the Severance Benefit (except the amount of the severance cash payment shall be increased from one (1) month to thirty-six (36) months), payable in substantially equal periodic installments, in accordance with Company’s standard payroll practices, with the first installment due during the first payroll period following the expiration of the release revocation period described in Section 13, below.
(ii)A pro rata portion of the annual target bonus Executive would have received pursuant to the then existing Company Bonus Plan (or any successor plan) had Executive continued employment through the end of the calendar year in which Executive’s termination of employment occurs, with such amount paid to Executive at the same time and in the same manner each participant in the Company Bonus Plan receives his or her bonus.
(iii)To the extent permitted by the then existing equity incentive plan document, any previously awarded (but unvested) Equity Awards, and other forms of equity that may have been previously awarded to Executive shall vest within ten (10) business days following the expiration of the revocation period applicable to the release described in Section 13; provided, however that the foregoing shall not apply to XSUs, which shall be treated as set forth in the applicable Equity Award agreement. Notwithstanding the foregoing, any performance-based Equity Awards that vest pursuant to this Subsection 10(c)(iii) shall vest according to the target for such Equity Awards as opposed to actual attainment.
(iv)An additional lump sum cash payment equal to twelve (12) times the monthly amount that is charged to COBRA qualified beneficiaries for the same medical and dental coverage options elected by Executive (and Executive’s dependents) immediately prior to the termination date, with such amount payable during the first payroll period following the expiration of the release revocation period described in Section 13.
(d)XSU; Termination by Company Without Cause. Notwithstanding anything to the contrary set forth in the applicable XSU Award Agreement or the Plan, if Executive’s employment is terminated by Company without Cause during the ninety (90) days prior to, or one (1) year after, a Change in Control, and if Executive signs (and does not revoke) the release described in Section 13, then Executive shall receive the Current XSU Tranche Benefit and Next XSU Tranche Benefit, subject to the terms and conditions of Sections 7(a)(ii)(1)(e) and 7(a)(ii)(1)(f) above.
11.Executive Covenants. In consideration of Executive’s continued employment with Company and the benefits and payments described in this Agreement, Executive agrees to comply with and adhere to the following covenants during Executive’s period of employment with Company, including during any notice period of termination of employment and during a period of twelve (12) months commencing upon notice of termination of Executive’s employment with Company for any reason:
(a)Covenant Not to Compete. Executive agrees that during the Term of this Agreement, including the notice of termination of employment periods specified in this Agreement and during the twelve (12) month period following notice of termination of Executive’s employment with Company for any reason (the “Non-Compete Period”), Executive will not, directly or indirectly, own, control, manage, operate, or act for or on behalf of, assist in, engage in, have any financial interest in, or participate in any way, including as an owner, partner, employee, officer, agent, board member, consultant, advisor, volunteer, shareholder or investor in any entity, person, business or enterprise that is engaged in the design, manufacture, marketing, selling, importing, exporting, servicing or supporting of less lethal weapons, law enforcement cameras, digital evidence management, Record Management Systems, machine learning, artificial intelligence or any other technology or products that Company is engaged in or is on the roadmap to enter over the Non-Compete Period at the time of termination of employment; or related professional services marketed, sold or provided to public safety customers in connection with the products mentioned above throughout the world (the “Company Business”).
Executive acknowledges that Executive’s continued employment with Company and the payments specified in this Agreement are sufficient consideration for this covenant not to compete. Executive further acknowledges that Company is engaged in marketing and selling its products throughout the world and that this Covenant Not to Compete is necessary and reasonable to protect Company and that Company will suffer irreparable harm and other damages in the event of a breach of this provision. Executive acknowledges that Executive’s training and experience have prepared him/her for employment or other business opportunities to sell product and perform services for businesses other than those in the Company Business. Accordingly, Executive acknowledges that the restrictions contained in this covenant not to compete will not unduly prevent him from obtaining employment or business opportunities other than in the Company Business. Executive also acknowledges that the time, scope and the geographic area of this Covenant Not to Compete are reasonable and necessary to protect the interests of Company and the Company Business.
(b)No Solicitation of Customers. Executive shall not contact, or cause to be contacted, directly or indirectly, or engage in any form of oral, verbal, written, recorded, transcribed, or electronic communication with any

Customer for the purposes of conducting business that is competitive or similar to that of Company or for the purpose of disadvantaging Company’s business in any way. It is not a breach of this subsection for Executive to respond to an unsolicited inquiry from a Customer by informing that Customer that “I am subject to a contractual restriction and am unable to assist you,” or words of similar effect. For purposes of this Agreement, “Customer” shall mean all persons or entities that have used or inquired of Company’s services concerning Covered Business at any time during the Term. Executive acknowledges and agrees that Company’s list of Customers was cultivated with great effort and secured through the expenditure of considerable time and money by Company.
(c)Covenant Not to Recruit and Hire. Executive shall not: (i) directly or indirectly hire, solicit, or recruit, or attempt to hire, solicit, or recruit, any employee of Company to leave their employment with Company, nor shall Executive contact any employee of Company, or cause an employee of Company to be contacted, for the purpose of leaving employment with Company; or (ii) solicit, encourage, or induce, or cause to be solicited, encouraged or induced, directly or indirectly, any supplier, vendor or contractor who conducted business with Company at any time during the two-year period preceding the termination of Executive’s employment with Company, to terminate or adversely modify any business relationship with Company or not to proceed with, or enter into, any business relationship with Company, nor shall Executive otherwise interfere with any business relationship between Company and any such supplier, vendor or contractor.
(d)Covenant Not to Disparage. Executive agrees not to make any statements, written or verbal, or cause or encourage others to make any statements, written or verbal, including but not limited to any statements made via social media, on websites or blogs, that defame, disparage or in any way criticize the personal or business reputation, practices, or conduct of Company, or any of its affiliates, its directors, officers, employees, or its products. Executive acknowledges and agrees that this prohibition extends to statements, written or verbal, made to anyone, including but not limited to, the news media, any member of the Board of Directors or advisory board, competitors, vendors, employees (past and present) and clients.
(e)Acknowledgements. Executive further acknowledges that Executive’s fulfillment of the obligations contained in this Agreement, including, but not limited to, his obligation neither to disclose nor to use Company Confidential Information other than for Company’s exclusive benefit and Executive’s obligations not to compete and not to solicit contained in subsections (a) and (b) above, is necessary to protect Company Confidential Information and, consequently, to preserve the value and goodwill of Company. The covenants set forth in subsections (a) through (e) above are necessarily of a special, unique and extraordinary nature, and the loss arising from a breach thereof cannot reasonably and adequately be compensated by money damages, as such breach will cause Company to suffer irreparable harm. Accordingly, in the event of any breach or threatened breach of any of the covenants set forth in this subsections (a) through (e) above, Company will be entitled to seek an injunctive or other extraordinary relief from a court of competent jurisdiction to restrain the violation or threatened violation of such covenants by Executive or any person acting for or with Executive in any capacity. The remedy set forth herein will be cumulative and not in limitation of any other available remedies.
The covenants contained in subsections (a) through (e) above shall be construed as a series of separate covenants, one for each city, county and state of any geographic area in which Company sold products or services. In the event that the provisions of subsections (a) through (e) above are deemed to exceed the time, geographic or scope limitations permitted by applicable law, then such provisions shall be reformed to the maximum time, geographic or scope limitations, as the case may be, then permitted by such law. In the event that the court does not exercise the power granted to it in the prior sentence, Executive and Company agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.
12.NO ADEQUATE REMEDY. The parties declare that is impossible to measure in money the damages which will accrue to either party by reason of a failure to perform any of the obligations under this Agreement. Therefore, if either party shall institute any action or proceeding to enforce the provisions hereof, such person against whom such action or proceeding is brought hereby waives the claim or defense that such party has an adequate remedy at law, and such person shall not urge in any such action or proceeding the claim or defense that such party has an adequate remedy at law.

13.General Release of Claims by Executive. To receive the severance and/or benefits described in Section 7 or Section 10, Executive (or Executive’s spouse or estate, if applicable) must no later than sixty (60) days following Executive’s termination date (or in the case of Section 10(b), no later than sixty (60) days following the date of the Change in Control), execute (and not revoke) a release in substantially the form attached hereto as Exhibit A. The release shall be provided to Executive prior to, or within, five (5) days following Executive’s termination (or a Change in Control, if applicable). Executive (or Executive’s spouse or estate, if applicable) shall have twenty-one (21) days following the date on which the release is given to Executive (or Executive’s spouse or estate, if applicable) to sign and return the release to Company. After return to Company, Executive (or Executive’s spouse or estate, if applicable) shall have seven (7) days to revoke the release. Notwithstanding anything in this Agreement to the contrary, if Company concludes, in the exercise of its discretion, that the severance and/or benefits are subject to Section 409A of the Code, and if the consideration period described in the release, plus the revocation period described in the release spans two (2) calendar years, the severance payments and benefits shall not begin to be paid to Executive (or Executive’s spouse or estate, if applicable) until the second calendar year.
14.Company Property. All computers, tablets, phones, equipment, records, files, records, lists (including computer generated lists), data, drawings, documents, equipment and similar items relating to Company’s business that Executive generated or received from Company remains Company’s sole and exclusive property. Executive further represents that Executive has not copied or caused to be copied, printout, or caused to be printed out any documents or other material originating with or belonging to Company. Executive agrees to promptly return to Company all property of Company in Executive’s possession upon termination of his employment with Company including all Company documents, equipment, or other materials.
15.EXECUTIVE WARRANTIES AND REPRESENTATIONS. Executive warrants and represents that:
(a)Except as otherwise provided in this Agreement, Company has paid all wages, bonuses, commissions, and any and all other benefits due to Executive up to the date that Executive has signed this Agreement;
(b)Throughout Executive’s employment, up to the date that Executive has signed this Agreement, Executive was fully and appropriately compensated for all hours worked in accordance with the Fair Labor Standards Act and other applicable laws, if any;
(c)Up to the date that Executive has signed this Agreement, Executive has been provided with all leave to which Executive is entitled under Company policy and applicable law, including but not limited to the Family and Medical Leave Act;
(d)Executive has carefully read and fully understands the terms and conditions of this Agreement;
(e)Executive is not waiving rights or claims that may arise after the date this Agreement is executed;
(f)Executive is executing this Agreement knowingly and voluntarily, without any duress, coercion or undue influence by Company, its representatives, or any other person;
(g)Executive has not relied upon any representations or statements made by Company or its representatives which are not specifically set forth in this Agreement;
(h)Executive has had ample opportunity to consult with an attorney of Executive’s choice and to have that attorney review and explain to Executive the terms of this Agreement and its consequences before executing this Agreement;
(i)Executive has the capacity to act on Executive’s own behalf and on behalf of all who might claim through Executive to bind them to the terms and conditions of this Agreement;
(j)Executive has pending no claim, complaint, grievance or any document with any federal or state agency or any court seeking money damages or relief against Company; and

(k)The benefits in this Agreement constitute good and valuable consideration and Executive is fully satisfied with the terms and conditions of this Agreement.
16.Cooperation. Executive agrees, during the Term and all time thereafter, to cooperate with Company regarding any claims, litigation, or related matters involving Company, including providing truthful: (a) information by phone, email, or otherwise upon reasonable request; and (b) testimony by deposition or in court as may be reasonably required, with Company paying reasonable compensation, travel and per diem expenses.
17.MISCELLANEOUS.
(a)Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of all successors and assigns of Company, whether by way of merger, consolidation, operation of law, assignment, purchase or other acquisition of substantially all of the assets or business of Company and shall only be assignable under the foregoing circumstances and shall be deemed to be materially breached by Company if any such successor or assign does not absolutely and unconditionally assume all of Company’s obligations to Executive hereunder. Any such successor or assign shall be included in the term “Company” as used in this Agreement.
(b)Notices. All notices, requests and demands given to, or made, pursuant hereto shall, except as otherwise specified herein, be in writing and be delivered or mailed to any such party at its address which:

(i)	In the case of Company shall be:
Axon Enterprise, Inc.
17800 North 85th Street
Scottsdale, Arizona 85255

(ii)	In the case of Executive shall be:
Executive’s current address or email address on file with Company
Either party may, by notice hereunder, designate a change of address. Any notice, if mailed properly addressed, postage prepaid, registered or certified mail, shall be deemed dispatched on the registered date or that stamped on the certified mail receipt, and shall be deemed received within the fifth business day thereafter, or when it is actually received, whichever is sooner.
(c)Captions. The various headings or captions in this Agreement are for convenience only and shall not affect the meaning or interpretation of this Agreement.
(d)Governing Law. The validity, construction, rights, obligations, remedies and performance of this Agreement shall be governed by the laws of the State of Arizona. The parties agree that any action or proceeding initiated to enforce this Agreement shall be brought solely in the State of Arizona. Any dispute involving or affecting this agreement, or the services to be performed shall be determined and resolved by binding arbitration in the County of Maricopa, State of Arizona, in accordance with the Rules of the American Arbitration Association then in effect, and with applicable law. BY SIGNING THIS AGREEMENT, EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY DISPUTE DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT. Both parties will bear their own costs, attorneys’ fees and other expenses incurred in connection with the preparation and/or review of this Agreement. Should Executive or Company employ an attorney to enforce any of the provisions of this Agreement, or to recover damages for the breach of any terms of this Agreement, the prevailing party shall be entitled to recover all reasonable costs, damages and expenses, including attorneys’ fees incurred or expended in connection therewith. The phrase “prevailing party” shall mean the party who is determined in the proceeding to have prevailed or who prevails by dismissal, default, judgment, or otherwise.

(e)Construction. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.
(f)Waivers. No failure on the part of either party to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any right or remedy granted hereby or by any related document or by law.
(g)No Conflicting Business. Executive agrees that he will not, during the Term of this Agreement, transact business with Company personally, or as an agent, owner, partner, shareholder of any other entity; provided, however, Executive may enter into any business transaction that is, in the opinion of Company’s Board of Directors, reasonable, prudent or beneficial to Company, so long as any such business transaction is at arms-length as though between independent and prudent individuals and is ratified and approved by Company’s Board of Directors.
(h)Tax Consequences. Company makes no representations or warranties with respect to the tax consequences of the payment of any sums to Executive under the terms of this Agreement. Executive agrees and understands that Executive is responsible for payment, if any, of local, state and federal taxes on the sums paid by Company and any penalties or assessments.
(i)Entire Agreement. This Agreement contains the complete, entire understanding of the parties. In executing this Agreement, neither party relies on any term, condition, promise or representation other than those expressed in this Agreement. This Agreement supersedes all prior and contemporaneous oral and written agreements and discussions with respect to the subject matter of this Agreement and all prior employment agreements are deemed cancelled and terminated. This Agreement is intended to be effective in its entirety and if any provision of this Agreement is determined to be invalid or otherwise unenforceable, then the entire Agreement shall be deemed invalid or unenforceable.
(j)Counterparts. This Agreement shall be executed in at least two counterparts, each of which shall constitute an original, but both of which, when taken together, will constitute one in the same instrument.
(k)Amendment. This Agreement may be modified only by written agreement executed by both parties hereto.
18.SECTION 280G OF THE CODE. Sections 280G and 4999 of the Internal Revenue Code (“Code”) may place significant tax burdens on both Executive and Company if the total payments made to Executive due to certain change in control events described in Section 280G of the Code (the “Total Change in Control Payments”) equal or exceed Executive’s 280G Cap. For this purpose, Executive’s “280G Cap” is equal to Executive’s average annual compensation in the five (5) calendar years preceding the calendar year in which the change in control event occurs (the “Base Period Income Amount”) times three (3). If the Total Change in Control Payments equal or exceed the 280G Cap, Section 4999 of the Code imposes a 20% excise tax (the “Excise Tax”) on all amounts in excess of one (1) times Executive’s Base Period Income Amount. In determining whether the Total Change in Control Payments will equal or exceed the 280G Cap and result in the imposition of an Excise Tax, the provisions of Sections 280G and 4999 of the Code and the applicable Treasury Regulations will control over the general provisions of this Section 18. All determinations and calculations required to implement the rules set forth in this Section 18 shall take into account all applicable federal, state, and local income taxes and employment taxes (and for purposes of such calculations, Executive shall be deemed to pay income taxes at the highest combined federal, state and local marginal tax rates for the calendar year in which the Total Change in Control Payments are to be made, less the maximum federal income tax deduction that could be obtained as a result of a deduction for state and local taxes (the “Assumed Taxes”)).
(a)Subject to the “best net” exception described in Section 18(b), in order to avoid the imposition of the Excise Tax, the total payments to which Executive is entitled under this Agreement or otherwise will be reduced to the extent necessary to avoid equaling or exceeding the 280G Cap, with such reduction first applied to the cash severance payments that Executive would otherwise be entitled to receive pursuant to this Agreement and thereafter applied in a manner that will not subject Executive to tax and penalties under Section 409A of the Code.
(b)If Executive’s Total Change in Control Payments minus the Excise Tax and the Assumed Taxes (payable with respect to the amount of the Total Change in Control Payments) exceeds the 280G Cap minus the Assumed Taxes (payable with respect to the amount of the 280G Cap), then the total payments to which Executive is entitled under this Agreement or otherwise will not be reduced pursuant to Section 18(a). If this “best net” exception applies, Executive shall be fully responsible for paying any Excise Tax (and income or other taxes) that may be imposed on Executive pursuant to Section 4999 of the Code or otherwise.
(c)Company will engage a law firm, a certified public accounting firm, and/or a firm of reputable executive compensation consultants (the “Consultant”) to make any necessary determinations and to perform any necessary calculations required in order to implement the rules set forth in this Section 18. The Consultant shall provide detailed supporting calculations to both Company and Executive and all fees and expenses of the Consultant shall be borne by Company. If the provisions of Section 280G and 4999 of the Code are repealed without succession, this Section 18 shall be of no further force or effect. In addition, if this provision does not apply to Executive for whatever reason, this Section shall be of no further force or effect.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the Execution Date.

AXON:	EXECUTIVE:
AXON ENTERPRISE, INC., a corporation organized under the laws of the State of Delaware, U.S.A.	Jawad A. Ahsan, an individual
By: /s/ Luke S. Larson	By: /s/ Jawad A. Ahsan
Name: Luke S. Larson
Title: President

Exhibit A

Form of Release Agreement

This Confidential Severance Agreement and General Release (“Release”) is made and entered into by and between Jawad A. Ahsan (“Employee”) and Axon Enterprise, Inc., a Delaware corporation (“Axon” or the “Company”) (Employee and Axon are collectively referred to as the “Parties” and separately as a “Party”). This Release is intended to settle and dispose of all liability, rights, claims, demands, actions or causes of action that Employee may have against Axon and/or its current or former shareholders, principals, parent companies, subsidiaries, affiliated companies, divisions, directors, officers, employees, staff, agents, contractors, assigns, affiliates, attorneys, predecessors, successors, indemnitors, insurers, and all those for whom the above referenced parties may have legal responsibility (collectively referred to as the “Released Parties”).
RECITALS
A.    Employee and Axon mutually agree that Employee’s employment with Company will terminate effective __________________.
B.    In consideration for the severance benefits described in Executive Employment Agreement entered into by and between Axon and Employee dated _______________ (the “Employment Agreement”), Employee agrees as follows:
COVENANTS
NOW, THEREFORE, IN CONSIDERATION of the covenants, agreements, recitals and promises provided and identified herein, the sufficiency of which is expressly acknowledged, the Parties agree as follows:
1.    Severance. Provided that Employee signs and complies with this Release and has not exercised Executive’s right of revocation pursuant to section 2(b)(ii), Axon agrees to pay to Employee the severance and benefits described in the Employment Agreement (the “Severance Benefits”), at the times, and subject to the terms and conditions set forth in the Employment Agreement. Employee acknowledges and agrees that Executive would not otherwise have been entitled to the Severance Benefits had Executive not elected to sign this Release. Employee acknowledges that Executive has been paid all of Executive’s salary, wages, bonuses, accrued vacation and paid time off (if applicable), commissions, referral fees, penalties, benefits, or any other monies owed to Employee by or from any of the Released Parties, Executive is owed (and shall be owed in the future) nothing further from any of the Released Parties.

1.Employee’s Release. In consideration of the covenants set forth herein:

(a)
Full Release and Waiver. Employee, on behalf of himself/herself, Executive’s marital community, if any, and Executive’s heirs and assigns, irrevocably, unconditionally, and expressly releases, waives, acquits, and forever discharges the Released Parties from any and all claims, complaints, causes of action, liabilities, obligations, agreements, controversies, damages, suits, rights, costs, losses, debts, expenses, and demands of any kind (including attorneys’ fees and costs actually incurred) of any nature whatsoever, whether known or unknown, suspected or unsuspected which Employee has, ever has had, or may have and which are based on acts or omissions which Employee knew or should have known about at the time of the signing of this Release. This FULL RELEASE AND WAIVER includes, without limitation and to the fullest extent permitted by law, all rights and claims arising under the following laws, as amended: Title VII of the Civil Rights Act; Civil Rights Act of 1866 (Section 1981); Lilly Ledbetter Fair Pay Act; Fair Credit Reporting Act; Labor Management Relations Act; Equal Pay Act; Americans with Disabilities Act; Age Discrimination in Employment Act; Fair Labor Standards Act; Older Workers Benefits Protection Act; Family Medical Leave Act; Rehabilitation Act; Occupational Safety and Health Act and its state equivalent; Genetic Information Nondiscrimination Act; Pregnancy Discrimination Act; False Claims Act; Sarbanes-Oxley Act; Employment Retirement Income Security Act; National Labor Relations Act; Health Insurance

Portability and Accountability Act; Arizona Civil Rights Act; Arizona Drug Testing of Employees Act; Arizona Medical Marijuana Act; the anti-retaliation provisions of Arizona workers’ compensation; Arizona Employment Protection Act; Arizona state wage payment laws including the Arizona Wage Act, Arizona Minimum Wage Act, and Arizona Equal Pay Act; wage claims of all types, including, but not limited to, those for non-payment, late payment, overtime, rest periods, meal periods, bonuses, deductions, wage statements, and/or penalties; wrongful termination in violation of public policy; unfair business practices; any other local, state, or federal statute, regulation, or ordinance; any contract, express or implied; any covenant of good faith and fair dealing, express or implied; any state or federal whistleblower statute or regulation; any tort; any legal restriction on Axon’s right to terminate Employee; and/or other common law or statutory causes of action Employee may now have, has had, or could have been alleged as of the Effective Date. Employee understands that Employee is not releasing or giving up any claims for any events or actions that happen after Executive signs this Release.

(i)	Employee promises and covenants not to file, commence, or initiate any suits, grievances, demands, or causes of action against the Released Parties on the basis of any claim released herein.

(ii)
This Release includes any claims that Employee’s spouse, agents, heirs, or assigns, if any, may have against the Released Parties, including those arising from or in any way related to Employee’s work and/or employment with Axon and/or the Released Parties.

(iii)
It is understood and agreed that this is a full, complete and final general release of any and all claims, as described herein, and that Employee and Axon agree that it shall apply to all unknown, unanticipated, unsuspected and undisclosed claims, demands, liabilities, actions or causes of action, in law, equity or otherwise, as well as those which are now known, anticipated, suspected or disclosed.

(iv)
This Release does not apply to any claim Employee may have under the workers’ compensation or unemployment compensation statutes or any other claim, which, as a matter of law, cannot be released by private agreement.

(1)
This Release does not limit Employee’s ability to communicate with any applicable government agencies or otherwise participate in any manner in any investigation or proceeding that may be conducted by any government agency. This Release is not intended to affect the rights and responsibilities of government agencies to enforce the laws within their jurisdiction, including but not limited to the Equal Employment Opportunity Commission (“EEOC”), the National Labor Relations Board (“NLRB”), the Occupational Safety and Health Administration (“OSHA”), the Arizona Division of Occupational Safety and Health (“ADOSH”), the Securities and Exchange Commission (“SEC”), the Civil Rights Division of the Arizona Attorney General Office (“ACRD”), or any other applicable local, state, or federal agency. This means that by signing this Release, Employee may still exercise Executive’s protected right to file an administrative charge with, or participate in an investigation or proceeding conducted by, a local, state, or federal government agency. However, if a government agency commences an investigation or other legal action against the Released Parties on Employee’s behalf, Employee specifically waives and releases Executive’s right to recover monetary damages or other benefits or remedies of any sort whatsoever arising from the governmental action (including any legal action, agency charge, lawsuit, claim, proceeding, or investigation against the Released Parties). The aforementioned waiver of monetary damages and other benefits or remedies does not apply to the Securities Exchange Act of 1934 or the Dodd-Frank Wall Street Reform and Consumer Protection Act, if applicable. Employee acknowledges that this Release may be used by the Released Parties as a defense to any actions taken by Employee that may be in violation of this Release.

(v)
Employee represents that Executive has not filed any charge or complaint with, or participated in, an investigation or proceeding conducted by the EEOC, NLRB, OSHA/ADOSH, SEC, ACRD or any other local, state, or federal government entity or agency. Employee specifically acknowledges and represents that Executive has already disclosed to Company any and all information, if any, regarding any action or inaction that Executive reasonably believes, or believed to be, taken by the Released Parties and in violation of law. To the extent Employee has not made such disclosures to date, Employee represents such information, if any, does not or did not exist to disclose now or in the future.

(b)
Waiver of Age Discrimination in Employment Claims. As noted above, this Release is intended to release and discharge all claims Employee may have under the Age Discrimination in Employment Act (“ADEA”). To satisfy the requirements of the Older Workers’ Benefits Protection Act (“OWBPA”), Employee acknowledges the following:

(i)
Employee has read and understands the terms of this Release. Employee acknowledges that Executive has 21 calendar days from receipt of this Release to consider whether to sign this Release and that Employee may sign the Release any time within this time period. If Employee signs before the 21-day period expires, Employee does so to expedite the Release and waives the right to take the remaining days to consider the Release. Employee understands and agrees that the Release will be automatically revoked and withdrawn if not accepted and delivered to Human Resources at Company’s address with a copy to Legal@Company.com within 21 calendar days after receipt.

(ii)
Employee can revoke Employee’s signature any time within seven (7) calendar days after signing it. To revoke Employee’s signature pursuant to the OWBPA, Employee must do so in writing, sent to Human Resources at Company’s address with a copy to Legal@Company.com before the expiration of the seven-day period. If Employee’s signature is not revoked at the expiration of the seven days, this Release will be enforceable and irrevocable.

(iii)
Employee agrees that this Release is not effective and no money will be paid or owed towards the Severance Benefits until all of the following have occurred: (1) Employee signs the Severance Release in the time period identified in this section above; and (2) the 7-day revocation period contained in this section has passed; and (3) Employee has not revoked Employee’s signature during this time period (hereinafter the “Effective Date”). If Employee does not timely sign and/or revokes this Release, then this Release shall be null and void, and no payments shall be made and/or due under this Release.

(iv)
Employee understands that this waiver and release does not apply to any rights or claims that may arise after execution date of this Release. Employee has been advised hereby that Employee has the right to consult with an attorney, if desired, prior to executing this Release and acknowledges that Executive has received all advice Employee deems necessary concerning this Release.

2.Confidentiality of Release. Employee agrees to treat all terms and conditions contained herein and all discussions leading up to this Release as strictly confidential and will not disclose them to anyone other than Executive’s (if applicable) respective attorneys, Executive’s spouse, Executive’s tax preparers, government agencies who have specifically requested a copy of this Release, to individuals necessary for Company to effectuate payment, or as otherwise required by law (“Authorized Individuals”). Employee agrees Executive will not disclose or publish or cause to be disclosed or published the existence, amount of, or content of the terms of this Release, except to Authorized Individuals. If Employee discloses any such information to Authorized Individuals,

Executive will advise that person or entity of the terms of the confidentiality provision of this Release and require their consent to comply with that agreement, to the extent permissible by law. The confidentiality of the terms and conditions contained herein is part of the consideration inducing Company to enter into this Release. Employee agrees that this provision is a material provision to the Release, and that Company would not have entered into this Release, but for the inclusion of this provision. Employee shall not disclose any information regarding this Release to individuals other than the Authorized Individuals, unless advance written authorization has been received by Employee from the CEO of Axon. Violation of this section will constitute a material breach of the Release and entitle Company to pursue all remedies at law including seeking damages (including but not limited to the amount paid pursuant to this Release) and injunctive relief without posting bond with a court of competent jurisdiction to restrain any further violations of this Release.
3.Nondisparagement. Employee covenants and agrees that Executive will not communicate any false and derogatory statements about the Released Parties in any manner whatsoever, including oral and/or written statements and comments on social networking applications, blogs, or internet websites.
4.References. Company agrees to provide an employment reference for Employee. Specifically, Company will only confirm Employee’s dates of employment, job title, salary, and will communicate that Executive left on amenable terms. If any third party (e.g., prospective employer, lender) wishes to verify Employee’s employment with Company, Employee shall advise that person or entity to contact Company’s Human Resources Department. Company may designate another contact for Employee to direct reference requests, at Company’s sole discretion.
5.Return of Company Property. Employee affirms that Executive has returned all Company property to Company as of the date this Release is executed, including but not limited to files, documents, records, copies, confidential information, Company-provided credit cards, keys, uniforms, computers, phones, equipment, and tools.
6.Entire Release. This Release constitutes the full and complete understanding of the Parties. There are no other agreements or representations, written or oral, pertaining to the subject matter hereof, and the Release supersedes any and all prior understandings, representations, warranties, and agreements between the parties pertaining to the subject matter hereof. The Parties may modify this Release only in a writing signed by all Parties.
7.Acknowledgment. Employee acknowledges and agrees that Executive has read this Release in full; that Executive has had reasonable time to consider its terms; that Executive has been advised to consult with an attorney regarding this Release; and that Executive has signed this Release without coercion and of Executive’s own free will, knowingly and voluntarily, understanding its terms, and understanding the final and binding effect of execution of this Release. Employee understands that this Release is a FULL RELEASE AND WAIVER OF ALL CLAIMS against the Released Parties.
9.     No Reapply. Employee acknowledges that the relationship with Company has been severed and, therefore, agrees not to apply for, seek employment, seek work, nor accept employment with, Company or any of its affiliated companies. Employee further acknowledges Executive will not seek work as a consultant, independent contractor, or temporary worker with Company.
10.    Assignment. The rights and obligations of the Released Parties and/or Axon shall inure to the benefit of their successors and assigns. Employee’s rights and obligations under this Release may not be assigned by Employee without prior written consent by the CEO of Axon. Employee affirms Executive has not assigned any of Executive’s rights or obligations under this Release as of the Effective Date.
11.    Governing Law and Jurisdiction. The rights, obligations, and remedies, as specified under this Release, shall be interpreted and governed in all respects by the laws of the State of Arizona. The Parties agree that any action or proceeding initiated to enforce this Release shall be brought solely in the state or federal district court within Maricopa County in the State of Arizona, and the Parties hereby irrevocably submit to the exclusive jurisdiction of these courts. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS RELEASE IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY

MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS RELEASE.
12.    Attorneys’ Fees and Costs. Both Parties will bear their own costs, attorneys’ fees and other expenses incurred in connection with the preparation and/or review of this Release. Should Employee or the Released Parties (which specifically includes Axon) employ an attorney to enforce any of the provisions of this Release, or to recover damages for the breach of any terms of this Release, the prevailing party shall be entitled to recover all reasonable costs, damages and expenses, including attorneys’ fees incurred or expended in connection therewith. The phrase “prevailing party” shall mean the party who is determined in the proceeding to have prevailed or who prevails by dismissal, default, judgment, or otherwise.
13.    No Admission of Liability. This Release is not to be construed as an admission of liability by the Released Parties. Employee agrees, admits, and acknowledges that no representation of fact or opinion has been made by any Released Party or such representative, either jointly, individually, or collectively, to induce this Release. Employee agrees that the Released Parties have not admitted liability or wrongdoing of any sort, and that the Released Parties have not made any representation as to liability or wrongdoing of any sort.
14.    Severability. If any provision of this Release is held illegal, invalid, or unenforceable, such holding shall not affect any other provisions hereof. In the event that any provision is held illegal, invalid, or unenforceable, such provision shall be limited, deleted, or severed so as to affect the intent of the Parties to the fullest extent permitted by applicable law and the validity and enforceability of the remaining provisions shall not be affected.
15.    Cooperation. The Parties agree to cooperate fully, execute any supplementary documents, and take all additional actions that might be necessary or appropriate to give full force and effect to the basic terms and intent of this Release.
16.    Counterparts. This Release may be executed in counterparts, one or more of which may be facsimiles or PDFs, but all of which shall constitute one and the same Release.
EMPLOYEE HAS CAREFULLY READ THE FOREGOING RELEASE, HAS BEEN ADVISED TO CONSULT WITH AN ATTORNEY, KNOWS AND UNDERSTANDS THE CONTENTS OF THIS RELEASE, AND SIGNS THIS RELEASE VOLUNTARILY AND AGREES TO ABIDE BY ITS TERMS.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the Parties have hereby approved and executed this Release as of _____________________, ______.
AXON ENTERPRISE, INC.

______________________________________
[________________]
Its: [________________]

EXECUTIVE
_______________________________________
Jawad A. Ahsan